Exhibit 23.1
INDEPENDENT AUDITORS’ CONSENT
We consent to the incorporation by reference in Agilysys, Inc.’s Registration Statements Nos. 333-143994, 333-64164, 33-106267, 333-07143, 33-46004, 33-53329, and 333-40750 on Form S-8 of our report dated September 4, 2007 related to the financial statements of IG Management Company, Inc. as of and for the years ended December 31, 2006 and 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of the Statement of Financial Accounting Standard No. 123(R), Share-Based Payment, effective January 1, 2006), appearing in this Current Report on Form 8-K/A of Agilysys, Inc.
/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
September 4, 2007